EXHIBIT 99.2

ANSYS, INC. FIRST QUARTER 2014
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
May 1, 2014

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2014 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, May 1, 2014, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com/events-and-presentations/events.aspx and click on Events and Presentations, then Webcasts and Events.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com/events-and-presentations/events.aspx or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10044371.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2014 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2014 OVERVIEW

The first quarter financial results reflect solid business performance on many fronts, highlighted by record cash flows of $132 million, a deferred revenue and backlog balance of $437 million and an industry-leading operating margin of 47%. We reported consolidated non-GAAP revenue, above the midpoint of our Q1 outlook range, of $216.5 million, an increase of 9% in constant and reported currency, and non-GAAP EPS at the high-end of our range, or $0.76. Our first quarter non-GAAP revenues were driven by growth across each of our three major geographies, even in spite of the negative impact on our new business from Russia as a result of the geo-political tensions in the region.   In constant currency, total software license revenue grew 7% and maintenance and service grew 13%.  The record deferred revenue and backlog balance is indicative of continued strong renewal rates during Q1.

•
During Q1 2014, we had 32 customers with orders in excess of $1 million. These orders included elements of both new and renewal business and reflect a continued expansion of our relationships in many of our major accounts. This compares to 26 customers with orders in excess of $1 million in Q1 2013. Our recurring revenue base remained strong at 75% of Q1 2014 revenue.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q2 2014 and beyond.

•	Our direct and indirect businesses provided 77% and 23% of revenue, respectively, for the quarter.

•
As we discussed on the last earnings call, we have been and will continue to make investments across many elements of our business. In the first half, many of these investments are being targeted around additions to key sales leadership positions and expanding our sales coverage model. The non-GAAP operating margin for the first quarter was 47.2%, in line with our guidance range.  The GAAP operating margin was also strong at 36.7% for the first quarter.

•	No shares were repurchased during Q1 2014.

•	Total headcount on March 31, 2014 was approximately 2,640, an increase of approximately 80 as compared to headcount on December 31, 2013.

•	On March 12, 2014, we held our annual Investor Day in downtown Pittsburgh. An executive summary of the event can be downloaded from our Investor Relations Homepage at: http://investors.ansys.com/

•
On January 3, 2014, ANSYS announced the acquisition of Reaction Design, a leading developer of chemistry simulation software.  Headquartered in San Diego, Reaction Design has about 25 employees and more than 400 customers around the world. Its flagship product, CHEMKIN-PRO, is the gold standard for modeling and simulating gas-phase and surface chemistry.

The combination of ANSYS' proven computational fluid dynamics (CFD) solutions with Reaction Design's industry-leading chemistry solvers will provide the best-in-class combustion simulation tools available on the market. Understanding and predicting the effects of chemistry in a combustion system is critical to developing competitive products in transportation, energy and materials processing applications. Relying on experimental testing alone for accurate performance validation is inadequate, given today's complex designs and shortened design cycles. Effective simulation of the underlying detailed chemistry is critical to advancements in engine and fuel technology. Reaction Design's solutions enable transportation manufacturers and energy companies to rapidly achieve their clean technology goals by automating the analysis of chemical processes via computer simulation and modeling solutions. The acquisition of Reaction Design complements ANSYS' offering for the simulation of internal combustion engines, leading to improved fuel efficiency.

DEFERRED REVENUE AND BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	March 31, 2014	December 31, 2013	March 31, 2013	December 31, 2012
Current Deferred Revenue	$ 332,143	$ 309,775	$ 306,801	$ 305,793
Current Backlog	36,753	33,446	33,428	10,036
Total Current Deferred Revenue and Backlog	$ 368,896	$ 343,221	$ 340,229	$ 315,829

Long-Term Deferred Revenue	$ 7,460	$ 7,955	$ 10,682	$ 18,636
Long-Term Backlog	60,580	58,340	47,791	45,162
Total Long-Term Deferred Revenue and Backlog	$ 68,040	$ 66,295	$ 58,473	$ 63,798

Total Deferred Revenue and Backlog	$436,936	$409,516	$398,702	$379,627

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $1.2 million for Q1 2014. The expected impact of this adjustment on GAAP revenue is $1.5 - $2.0 million for Q2 2014 and $5.5 - $6.5 million for FY 2014.

NON-GAAP REVENUE

ANSYS, Inc.
Q1 2014 vs. Q1 2013 REVENUE COMPARISON

(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 14 vs. Q1 13 % Growth
	Q1 2014	Q1 2013	Q1 14 vs. Q1 13 % Growth	In Constant Currency

Total Lease	$79,584	$73,113	8.85%	9.53%

Total Perpetual	$47,915	$47,064	1.81%	1.94%

Total Maintenance	$83,187	$74,130	12.22%	12.70%

Total Service	$5,809	$5,213	11.43%	11.61%

Total Q1:	$216,495	$199,520	8.51%	8.97%

In constant currency, total consolidated non-GAAP revenue increased 9% in Q1 2014 as compared to Q1 2013.  Overall, our revenues were spread as follows:  37% lease, 22% paid-up licenses, 38% maintenance and 3% service for Q1 2014.  We saw healthy increases in lease licenses and maintenance, up 10% and 13% in constant currency, respectively, contributing to our recurring revenue at 75% of total revenue.  Our overall maintenance renewal rates continued to be strong in Q1.

ON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q1 2014 vs. Q1 2013 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 14 vs. Q1 13 % Growth
	Q1 2014	Q1 2013	Q1 14 vs. Q1 13 % Growth	In Constant Currency
North America	$76,849	$70,611	8.83%	9.05%

Germany	$25,193	$22,660	11.18%	8.12%
United Kingdom	$9,694	$8,635	12.26%	5.13%
Other Europe	$41,113	$37,072	10.90%	6.22%
Total Europe	$76,000	$68,367	11.16%	6.71%

Japan	$29,124	$28,652	1.65%	13.36%
Other Gen. Int'l Area	$34,522	$31,890	8.25%	9.70%
Total Gen. Int'l Area	$63,646	$60,542	5.13%	11.43%

Total Q1:	$216,495	$199,520	8.51%	8.97%

In North America, we continued to see the industrial areas growing, including large power generation equipment, aircraft engines, oil and gas industry equipment, and turbochargers for automotive.  Growth in high-performance computing and cloud are driving expansion at our major high-tech customers.  While we are still experiencing cautious customer sentiment in other segments, such as government spending, we reported 9% growth in North America.  The sales pipelines and customer engagement activities in North America are building as we see innovation and competitive pressures continuing to drive simulation investments.

Europe on whole delivered 11% growth in reported currency (7% in constant currency) and for Q1.  We experienced growth in the industrial equipment area in Europe, particularly in Germany, where automotive was also strong.  Wireless companies in Europe continue to invest in ANSYS products to develop next generation technologies to improve vehicle safety.  Metal, chemical and process equipment segments grew across most European regions, using ANSYS fluids products to help meet energy efficiency and emission control requirements.  The revenue growth in Europe was, however, muted by lower than planned new business performance in the indirect channel.  This was most prominent in Russia where a combination of geo-political and currency issues negatively impacted Q1 sales, particularly in the latter part of the quarter.  The volatile nature of the situation in Russia, Ukraine and the Crimea, together with the sanctions imposed on Russia, has negatively impacted our business in Q1 2014 and is currently forecasted to slow our sales growth in Europe until the sanctions situation is clarified and the underlying geo-political tensions are resolved. This decline was partially offset by improved sales performance in Benelux, Italy and Spain. The overall renewal rates continued to be strong and were in line with those of Q1 2013.

Our General International Area (GIA) showed a promising start to the year, growing double digits in constant currency for the quarter. Particularly notable was the 13% constant currency revenue growth in Japan and continued growth in South Korea, influenced by the adoption of smart electronics in the consumer electronics multinationals in those countries.  We are seeing increased interest and investment in high-performance computing across our customer base to accelerate workflows, compress product development processes and enable complex systems engineering simulation and optimization.  This was offset by weaker performance in India and China, due to reductions/delays in government spending.  During the quarter, we continued to focus on a combination of sales improvement initiatives and sales and technical support hiring in those marketplaces where we see the most additional opportunity for growth in 2014 and beyond.  The sales teams are focused on finding new and complementary ways to better address the market opportunity in their local geographies and to increase overall sales productivity.  These ongoing sales improvement efforts are beginning to translate into top line results and we believe that the changes that we have made in the region, coupled with a continued focus on execution, should continue to produce improvement in sales in this region throughout 2014.

M&A HIGHLIGHTS

SpaceClaim Corporation:

On April 30, 2014, ANSYS completed the acquisition of SpaceClaim Corporation, a leading developer of 3D modeling software.  Under the terms of the agreement, ANSYS acquired SpaceClaim for the purchase price of $85 million in cash, plus retention and an adjustment for working capital.  Founded in 2005 by industry leaders from PTC and Solidworks, SpaceClaim is headquartered in Concord, Massachusetts with offices in Colorado, United Kingdom, Germany, and Japan.

This transaction accelerates ANSYS’ long standing vision for Simulation Driven Product Development™ (SDPD). Organizations can derive tremendous value by harnessing computer simulation early in the design cycle to predict how a product will perform in the real world, making simulation an invaluable tool for manufacturers in every industry around the world. SpaceClaim can help simplify and automate what has traditionally been a time-consuming process of preparing geometry for use in a simulation system, which will help ANSYS accelerate the growth of the simulation market.

ANSYS will enhance its customer offering with the addition of SpaceClaim’s complementary technologies, enabling ANSYS to provide its customers with a powerful and intuitive 3D direct modeling solution to author new concepts and then leverage the power of simulation to rapidly iterate on these designs to drive innovation.  SpaceClaim’s offerings are also CAD-neutral, allowing users to modify geometries regardless of the system they were created in.  SpaceClaim can help simplify and automate what has traditionally been a time-consuming process of preparing geometry for use in a simulation system. The broad appeal of SpaceClaim’s technology can help ANSYS deliver simulation tools to any engineer in any industry – at the earliest stages of the design cycle – expanding ANSYS’ user base from analysts and expert users to 5 million design and systems engineers.

For more detailed information on this acquisition, please reference the slide deck and FAQ posted on our investor relations web site at http://investors.ansys.com/company-information/acquisition-history.aspx

INCOME STATEMENT HIGHLIGHTS

Q1 2014 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 87% and 47% for the first quarter.

Looking ahead into Q2 2014, on a consolidated basis, which includes the impact of the SpaceClaim acquisition effective May 1, 2014, we are targeting a non-GAAP gross profit margin of approximately 87% - 88% and an operating margin of approximately 46% - 47%.  Our current outlook for FY 2014 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 47%.

Q1 2014 TAX RATE AND OUTLOOK:  Our Q1 non-GAAP effective tax rate was 29.9% and our GAAP rate was 28.8%.  We are currently forecasting an effective tax rate of approximately 30% for the remainder of FY 2014.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $858.2 million as of March 31, 2014, of which 75% is held domestically.
•	Cash flows from operations were $131.6 million for the first quarter of 2014, a 38% increase over Q1 2013.
•	Consolidated net DSO of 37 days.
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Capital expenditures totaled $4.1 million for the first quarter.  We are currently planning for total 2014 capital expenditures in the range of $35 - $45 million. This includes spending related to the Company’s new headquarters facility that is currently underway. The Company will be relocating to this new facility in the fourth quarter of this year.

SHARE COUNT AND SHARE REPURCHASE

We had 94.9 million fully diluted weighted average shares outstanding in Q1 2014.  We are currently expecting approximately 95.5 million fully diluted shares outstanding in Q2 2014 and 95.5 – 96.0 million outstanding for FY 2014.

No shares were repurchased during Q1 2014. During FY 2013, we repurchased a total of 1.5 million shares at an average price of $77.73. The Company currently has 3.0 million shares remaining in its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended
	3/31/2014	3/31/2013
Cost of sales:
Software Licenses	$301	$343
Maintenance & service	$491	$584

Operating expenses:
SG&A	$3,477	$4,196
R&D	$3,196	$3,664

Total Expense Before Taxes	$7,465	$8,787
Related Income Tax Benefits	($2,056)	($3,396)
Expense, net of taxes	$5,409	$5,391

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2013:  The 2014 first quarter revenue and operating income were both unfavorably impacted by currency fluctuations of $0.9 million.

CURRENCY OUTLOOK: The Company’s reported results will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions for Q2 and FY 2014 to 1.37 - 1.40 for the Euro, 1.67 - 1.70 for the British Pound and 101 - 104 for the Japanese Yen.  These rates compare to those provided with our previous FY 2014 guidance of 1.36 - 1.39 for the Euro, 1.66 - 1.69 for the British Pound and 100 - 103 for the Japanese Yen.

OUTLOOK

Q2 and FY 2014 OUTLOOK:
We are currently forecasting Q2 2014 non-GAAP revenue in the range of $226.0 - $234.0 million and GAAP revenue in the range of $224.0 - $232.5 million; non-GAAP diluted EPS in the range of $0.77 - $0.81 and GAAP diluted EPS in the range of $0.57 - $0.62.

We are adjusting our outlook for FY 2014 to non-GAAP revenue in the range of $939.0 - $964.0 million, or top line consolidated growth of 8% – 11%, and GAAP revenue in the range of $932.5 - $958.5 million.  Our updated non-GAAP diluted EPS outlook for FY 2014 reflects a range of $3.23 - $3.33, and we expect GAAP diluted EPS in the range of $2.44 - $2.62.

The revenue outlook for the full year remains unchanged at the low end of our guidance range and is slightly lower at the high end.  While we expect SpaceClaim to add approximately $10 million in non-GAAP revenue for the remainder of the year, this amount is offset by reductions in the business we had previously expected from Russia, and also by some weakness in our indirect European channel.  Given the ongoing uncertainty surrounding the situation in Russia, including additional sanctions announced earlier this week, we are being prudent in our business outlook and assuming no appreciable improvement through the remainder of the year.  Should the business conditions significantly improve, we will factor the changes into our future outlook.  The full year EPS range was slightly lowered to account for the margin structure of SpaceClaim.

This outlook factors in planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, the inclusion of SpaceClaim starting May 1, 2014, and small changes in currency rate assumptions.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macroeconomic and geo-political environments, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to grow and prosper over the past decade through various economic cycles.

CLOSING COMMENTS

As we progress through 2014, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2014,  FY 2014 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended

	March 31, 2014				March 31, 2013

	As			Non-GAAP	As			Non-GAAP
	Reported	Adjustments		Results	Reported	Adjustments		Results

Total revenue	$215,271	$1,224	(1)	$216,495	$197,732	$1,788	(4)	$199,520

Operating income	79,062	23,101	(2)	102,163	69,549	26,556	(5)	96,105

Operating profit margin	36.7%			47.2%	35.2%			48.2%

Net income	$56,542	$15,378	(3)	$71,920	$51,023	$16,729	(6)	$67,752

Earnings per share - diluted:
Diluted earnings per share	$0.60			$0.76	$0.54			$0.71
Weighted average shares - diluted	94,949			94,949	95,166			95,166

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $14.1 million of amortization expense associated with intangible assets acquired in business combinations, $7.5 million of stock-based compensation expense, the $1.2 million adjustment to revenue as reflected in (1) above and $0.3 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $7.7 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $15.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.8 million of stock-based compensation expense, the $1.8 million adjustment to revenue as reflected in (4) above and $0.2 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.8 million.

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures
The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share